ACCREW, INC.

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Accrew, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "DGCL"), hereby certifies as follows:
1. The name of the Corporation is Accrew, Inc. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 24, 2021.
2. This Amended and Restated Certificate of Incorporation, which restates, integrates, and further amends provisions of the original Certificate of Incorporation has been duly adopted by the corporation's Board of Directors and by the stockholders in accordance with Sections 242, 245, and 228 of the General Corporation Law of the State of Delaware.
3. This Amended and Restated Certificate oflncorporation shall be effective on the date of filing with the Secretary of State of Delaware (the "Effective Date").
4. The Certificate oflncorporation is hereby amended and restated in its entirety to read as follows:
ARTICLE I
The name of the corporation is Accrew, Inc. (the "Corporation").
ARTICLE II
The address of the Corporation's registered office in the State of Delaware is 16192, Coastal Highway, Lewes, Delaware, 19958. The name of the Corporation's registered agent at such address is Gust Delaware, Inc.
ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law, and the Corporation shall be a C corporation for U.S. federal income tax purposes.
ARTICLE IV

4.1 Authorized Shares. The total number of shares that the Corporation is authorized to issue is 80,000,000 shares of Common Stock, par value $0.0001 per share, consisting of
(a) 40,000,000 shares of Class A Common Stock ("Class A Stock") and (b) 40,000,000 shares of Class B Common Stock ("Class B Stock").

4.2 Relative Rights and Preferences. Except as expressly provided in this  Article 4, the Class A Stock and Class B Stock shall be identical and rank equally in all respects and shall be treated the same on a per-share basis, including with respect to dividends, distributions, subdivisions, or combinations of shares, and rights upon any liquidation, dissolution or winding up of the Corporation.
4.3 Voting Rights.
(a) Class A Stock. Each share of Class A Stock entitles its holder to one (1) vote per share on all matters submitted to a vote of the stockholders.
(b) Class B Stock (Non-Voting). Except as required by the DGCL and  Section 4.3(c) below, holders of Class B Stock shall have no voting rights and shall not be entitled to vote on any matter submitted to stockholders, including the election of directors.
(c) Class Votes as Required by Law. Notwithstanding  Section 4.3(b), the Corporation shall not, without the affirmative vote of the holders of a majority of the outstanding shares of the class adversely affected, voting as a separate class, amend, alter, or repeal this Certificate of Incorporation so as to alter or change the powers, preferences, or special rights of the Class A Stock or the Class B Stock so as to affect such class adversely, as and to the extent required by the DGCL.
4.4 Reclassification of Existing Common Stock. Upon the Effective Date, each issued and outstanding share of the Corporation's Common Stock immediately prior to the Effective Date shall, without any action on the part of the holder thereof, be reclassified into and become one validly issued, fully paid and non-assessable share of Class A Stock. Certificates or book-entry positions representing Common Stock immediately prior to the Effective Date shall thereafter represent the same number of shares of Class A Stock. The reclassification effected by this Section 4.4 shall be share-for-share and shall not result in any fractional shares.
4.5 No Conversion. Shares of Class A Stock and Class B Stock shall not be convertible into shares of another class of Common Stock.
4.6 Further Authority. The Board of Directors shall be authorized to fix record dates for any dividends or distributions on the Common Stock and to take all actions consistent with this Article 4 and applicable law to conduct the intent hereof.
ARTICLE V
5.1 Powers of the Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.
5.2 Number; Election; Vacancies. The number of directors shall be fixed from time to time by the Board of Directors. Unless otherwise provided in the bylaws, directors shall be elected by the stockholders, and vacancies may be filled as provided in the bylaws or the DGCL.

ARTICLE VI

In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized to adopt, amend, or repeal the bylaws of the Corporation.
ARTICLE VII

To the fullest extent permitted by the DGCL as it exists on the date hereof or as it may hereafter be amended, no director and, to the fullest extent permitted by the DGCL, no officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable. Any repeal or modification of this Article 7 shall not adversely affect any right or protection of a director or officer existing at the time of such repeal or modification.
ARTICLE VIII

The Corporation shall indemnify and advance expenses to its directors and officers to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended. The Corporation may provide such indemnification and advancement to employees and agents by bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, to the extent permitted by law.
ARTICLE IX

9.1 Written Consent. Any action required or permitted to be taken at any meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, by written consent in accordance with the DGCL.
9.2 Meetings by Remote Communication. Meetings of stockholders may be held by means of remote communication to the extent permitted by the DGCL.
ARTICLE X

The Corporation reserves the right to amend or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Amended and Restated Certificate of lncorporation or any provision of applicable law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the capital stock of this corporation required by applicable law or by this Amended and Restated Certificate of Incorporation.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been signed on behalf of the Corporation by its duly authorized officer on November 25, 2025.
ACCREW, INC.

By: /s/ Andrew Montgomery  Andrew Montgomery
Chief Executive Officer